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                                                                   EXHIBIT 10.32

November 25, 1996



Integon Corporation
500 West Fifth Street
Winston-Salem, NC 27152


Dear Sirs:
As we have discussed, we have decided it is in our mutual interest for me to resign my position as a director, Chief Executive Officer, and President of Integon Corporation ("Integon") and as a director and officer of its subsidiaries, and you have agreed to accept my resignation from these positions effective as of December 1, 1996; provided however, that I shall remain an active full-time employee of Integon until September 15, 1997, at which time I will resign from all active full-time employment with lntegon to take early retirement. I acknowledge that such resignation will be voluntary and without good cause attributable to Integon within the meaning of N.C.G.S. Section 96-14(l).
In this connection, we have agreed that it would be mutually desirable to set forth our obligations to each other upon and following the date hereof, including, without limitation, any obligations under (i) the Severance Agreement dated January 1, 1996, between Integon Corporation and me, (the "Severance Agreement"), (ii) the Integon Corporation 1992 Stock Option Plan (the "Stock Option Plan"), (iii) the Integon Retirement Savings Plan (the "Savings Plan"),
(iv) the Integon Corporation Employee Stock Ownership Plan (the "ESOP"), (v) the Integon Corporation Long Range Performance Incentive Compensation Plan and the Integon Corporation Omnibus Long-Term Performance Incentive Compensation Plan (the "Omnibus Plan"), and (vi) the Deferred Compensation Agreement dated December 15, 1987 and amended on August 1, 1990 between Integon Corporation and me (the "Deferred Compensation Agreement").

Accordingly, we hereby agree as follows:
(1) I hereby resign, effective December 1, 1996, as President and Chief Executive Officer and as a director of Integon as well as from each officership and directorship held by me with any other subsidiary or affiliate of Integon, and agree that I will resign as a full-time employee on September 15, 1997, and that such resignation will be voluntary and without good cause attributable to Integon within the meaning of N.C.G.S.
     Section 96-14(l), and will be characterized as an early retirement under Integon's current retirement program.

(2) In lieu of any amounts that may be due me under the Severance Agreement, Integon will pay me an aggregate amount of $975,000 representing an amount equal to three times my annual salary of $325,000, such amount to be paid in a lump sum on January 2, 1997.

(3) In addition, Integon agrees to accelerate the vesting of all stock options granted to me under the Stock Option Plan in 1992 (165,000 options at $15.25), 1993 (12,000 options at $30.25), 1994 (12,000 options at $18.25)
     and 1995 (12,000 options at $17.125) effective as of December 1, 1996 and agrees that such options may be exercised either through a
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     cash purchase or a cashless exercise. For purposes of the Stock Option
     Plan, my retirement date will be September 15, 1997.

(4) Integon will pay me an aggregate amount of $36,250, representing an amount equal to my 1996 unused vacation, such aggregate amount to be paid on December 15, 1996. I will be eligible to earn vacation on a pro-rated basis through September 15, 1997.

(5) In accordance with the provisions of the Savings Plan I will be entitled on September 15, 1997 to either (i) a lump sum distribution of all vested amounts held in my account at First Union, (ii)a distribution of all vested amounts held in my account at First Union in accordance with the Savings Plan's installment distribution options, or (iii) leave all vested amounts in my account at First Union until I elect either (i) or (ii) above subject to the Savings Plan provisions. I agree to repay any loan made under the Savings Plan to me in full on September 15, 1997. This paragraph is specifically subject to the terms and conditions of the Savings Plan, and to the extent that this paragraph conflicts with the provisions set forth in the Savings Plan, the provisions of the Savings Plan shall govern.

     I acknowledge that I will not be eligible to participate in the Savings Plan after September 15, 1997.

(6) In accordance with the provisions of the ESOP Plan I will be entitled on September 15, 1997, to either (i) a lump sum distribution of all vested amounts held in my account in a single payment of shares of Integon Common Stock and cash, for any fractional share, or (ii) leave all vested amounts in my account until I elect to receive a distribution in accordance with the terms of the ESOP Plan. This paragraph is specifically subject to the terms and conditions set forth in the ESOP Plan, and to the extent that this paragraph conflicts with the provisions set forth in the ESOP Plan, the terms and conditions of the ESOP Plan shall govern.

     I acknowledge that I will not be eligible to participate in the ESOP Plan after September 15, 1997.

(7) I agree that the provisions of the Long Range Performance Incentive Compensation Plan in effect on the date hereof shall govern the 16,000 units awarded to me in 1995, and the provisions of the Omnibus Plan in effect on the date hereof shall govern the 41,903 stock options granted to me under Article 7 of the Omnibus Plan on May 16, 1996 and any performance award that I may be eligible to receive for 1996 under Article 8 of the Omnibus Plan. For purposes of the Long Range Performance Incentive Compensation Plan and the Omnibus Plan, my termination date will be September 15, 1997, and my termination of employment with the Company will be characterized as termination by the Company without cause, as defined in the plan documents.

     I agree that I will not be eligible to participate in the Omnibus Plan during 1997.

(8) In accordance with the provisions of the Deferred Compensation Agreement I acknowledge that I will receive a lump-sum payment of my deferred compensation amount on
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     September 15, 1997.

(9) Any amounts payable pursuant to paragraphs 2, 3, 4, 5, 6, 7 and 8 shall be subject to deduction for Federal, State and other governmental withholding tax requirements, as applicable.

(10) Integon will continue to make available to me and my dependents the medical, dental, vision, disability, and life insurance benefits being received by us from Integon as of the date hereof, including healthcare spending accounts, through September 15, 1997, at which time I will be eligible for retirement and will be eligible to continue medical insurance coverage, group term life insurance coverage and dependent life coverage, if applicable, subject to the terms and conditions set forth in Integon's Retirement Program.

     Integon will provide long-term disability coverage to me through conversion to an individual policy on September 15, 1997. The converted policy will provide for a maximum benefit amount of $15,000 per month should disability occur prior to December 1, 1999 and while I am not covered by any successor employer. Integon will pay me a lump-sum amount of up to $68,580.00 representing 30 months of premiums at $2,286.00 per month and applicable payroll taxes on this amount, such amount to be payable on September 15, 1997. I will then be responsible for paying premiums on the converted policy directly to UNUM.

(11) I agree that this Agreement is in full discharge of any obligations that Integon, its subsidiaries or affiliates may have to me and in recognition thereof I, for myself, my heirs, executors, administrators, successors and assigns (collectively referred to as "Releasors"), hereby release, acquit and forever discharge Integon, its subsidiaries and affiliates, and their
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     respective present and former stockholders, directors, officers, employees and agents (collectively referred to as "Releasees"), and their respective executors, administrators, successors and assigns of and from all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, alleged claims and demands whatsoever in law, admiralty or equity, which against any Releasee, Releasors ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to and including the day of the date of this release, except for any rights that I may have against Integon under this Agreement.

     Releasors further agree that they will not institute nor be a party to, whether directly or indirectly any civil action or administrative proceeding against Releasees under any federal, state or local authority or under any common law theory (whether founded in tort or in contract) including but not limited to 42 U.S.C. Section 198 1, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act of 1963, the North Carolina Handicapped Persons Protection Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act of 1974, the Americans With Disabilities Act or any similar legislation, constitutional provision, executive order or regulation prohibiting employment discrimination or under any common law theory of wrongful discharge (whether founded in tort or in contract) in connection with any act, state of facts or occurrence or omission, whether or not previously asserted, either occurring before or existing on the date of the execution of this Agreement.

     In the event of the initiation of any proceeding by Releasors against Releasees asserting a claim released by this paragraph 11, Releasees shall be entitled to plead this release in bar to any such claim and to assert a counterclaim against Releasors alleging breach of this Agreement, including the release of claims set forth in this paragraph 11. Releasors shall indemnify and hold harmless Releasees of and from any loss or damage whatsoever, costs, direct and indirect, and attorneys' fees incurred in the defense of any such proceeding and prosecution of counterclaim.

     It is understood that the benefits provided hereunder by Integon to me are substantially in excess of benefits which would be provided to me in the absence of the release of claims set forth herein. I acknowledge such substantial and additional consideration and further acknowledge that I have received sufficient consideration for my execution of this Agreement specifically including but not limited to release of the claims contained herein.

(12) I acknowledge and fully understand my continuing obligation under the Code of Ethics Agreement which I signed as an employee relating to confidential business, product and financial information. Following the date hereof, I agree that I will not disclose nor utilize in any manner, confidential information of Integon, its subsidiaries or affiliates without the prior written consent from Integon's Legal Counsel, or until the information is made public by Integon, its subsidiaries or affiliates.

     I further agree that for a period of twelve months following the termination of my
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     employment (such period ending September 15, 1998), I will not, as an individual, proprietor, partner, joint venturer, shareholder (other than in a publicly traded company provided that I do not own more than 3% of the securities of such company), investor, consultant, advisor, broker, director, officer, agent, employee, trustee, beneficiary or in any other capacity whatsoever, directly or indirectly engage in, or participate with any other person or entity to engage in, any business or activity, whether consisting of a single transaction, or a series of transactions or continuous activity, similar to or competitive with the primary business or activity in which Integon engages, in any State in which Integon is doing business as of the date of this Agreement.

(13) In the event that Integon or any of its respective subsidiaries or affiliates is named as a party in any law suit or regulatory proceeding or receives a regulatory inquiry and I have knowledge of the facts regarding such suit, proceeding or inquiry, I agree to cooperate with Integon and its subsidiaries and affiliates in responding to such, including but not limited to, participation in depositions, attendance at trial, etc. Integon shall reimburse my litigation-related expenses as incurred upon my submission of the documentation of same, including expenses for separate legal counsel if reasonably required in any proceeding in which I am now or may later be named as an individual defendant.

     In addition, Integon acknowledges and confirms that my resignation does not affect any rights that I may have under Article 8 of Integon Corporation's bylaws or any relevant directors and officers insurance policy under which I may be eligible to receive benefits.

(14) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in North Carolina by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Integon shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 14.

(15) As a material inducement to the agreement by Integon to the terms set forth in this Agreement, I agree not to, directly or indirectly, make or publish any disparaging remarks about Integon, its subsidiaries, affiliates, directors, officers, or employees to any third parties, specifically including but not limited to parties with a business relationship with Integon, its subsidiaries or affiliates. nor will I disclose the existence, terms and nature of this Agreement to any third party other than my immediate family, legal or financial advisors that I have employed, or to the extent necessary in connection with securing employment. Integon, on behalf of its officers and directors, agrees not to make or publish any disparaging remarks about me.

(16) For a period of twelve months subsequent to the termination of my employment (such period ending September 15, 1998), I agree not to directly or indirectly, personally or with any other employees, agents, or otherwise, on behalf of myself or any other person, firm, or corporation, solicit or cause any person under my control to solicit any employee, agent or broker of Integon or any employee, agent or broker of Integon's subsidiaries or affiliates, to terminate his or her employment or relationship with Integon or such subsidiary or
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     affiliate.

     I further agree not to intentionally induce any policyholder of Integon or its subsidiaries to replace their policy with that of another company or directly or indirectly induce any employee, agent or broker of Integon or any of its subsidiaries to represent another insurance company in replacing any insurance policies of Integon or any of its subsidiaries.

(17) I acknowledge that I have carefully read this Agreement and that I know and understand its contents. I agree that my signing of this Agreement acknowledges my intent to be bound by the provisions of this Agreement. I hereby specifically acknowledge the following:
     (a) I have been given at least 21 days during which to consider this Agreement;
     (b) I am hereby advised in writing that I have the right to and may consult with an attorney before executing this Agreement, and I acknowledge that I have had an opportunity to consult with my counsel and that I have exercised my right to do so;
     (c) I have 7 days following the execution of this Agreement to revoke this Agreement;
     (d) I recognize that I am specifically releasing, among other claims, any claims that I may have arising under the Age Discrimination in Employment Act of 1967 ("ADEA") and all amendments thereto;
     (e) I am not waiving any rights or claims that I may have which arise after the date this Agreement is executed;
     (f) I also acknowledge that this Agreement is intended by the parties to comply with the Older Worker's Benefit Protection Act of 1990 and all amendments thereto.

(18) Integon agrees to pay my reasonable attorneys fees incurred in conjunction with the finalization of my severance arrangements.

(19) This letter agreement replaces and supersedes all agreements whether written or oral between me, on the one hand, and Integon and its affiliates, on the other hand, including without limitation, the agreements and plans set forth in this letter, all of which agreements and plans, except as specifically provided for otherwise herein, are herewith terminated and are no longer in effect.
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If the foregoing correctly sets forth our agreements with respect to the subject matter covered hereby, please so indicate below, where upon this letter agreement shall constitute a binding agreement between us.
Very truly yours,

James T. Lambie


Accepted and Agreed to:
Integon Corporation


By____________________________
Date__________________________